                                                                   EXHIBIT 2.1


                          PLAN AND AGREEMENT OF MERGER

     THIS PLAN AND AGREEMENT OF MERGER (the "Agreement") dated as of May 12, 1998, pursuant to Article 5.16 of the Texas Business Corporation Act (the "TBCA") and Section 253 of the General Corporation Law of Delaware (the "DGCL") is made and entered into by and between Carreker-Antinori, Inc., a Texas corporation ("C-A Texas"), and Carreker-Antinori, Inc., a Delaware corporation ("C-A Delaware").

                              W I T N E S S E T H:

     WHEREAS, C-A Texas is a corporation organized and existing under the laws of the State of Texas, having been incorporated on January 22, 1979; and

     WHEREAS, C-A Delaware is a wholly-owned subsidiary corporation of C-A Texas, organized and existing under the laws of the State of Delaware, having been incorporated on March 10, 1998; and

     WHEREAS, the respective Boards of Directors of C-A Texas and C-A Delaware have determined that it is desirable to merge C-A Texas with and into C-A Delaware (hereinafter the "Merger");

     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that C-A Texas shall merge with and into C-A Delaware upon the terms and conditions set forth.

                                   ARTICLE I

                                     MERGER

     On the effective date of the Merger (the "Effective Date") as provided herein, C-A Texas shall be merged with and into C-A Delaware, the separate existence of C-A Texas shall cease and C-A Delaware (hereinafter sometimes referred to as the "Surviving Corporation") shall continue to exist under the name of C-A Delaware by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of the Surviving Corporation in the State of Delaware will be Corporation Trust Center, 1209 Orange Street, in the County of New Castle, in the City of Wilmington, Delaware 19801. The name of the registered agent is The Corporation Trust Company.

                                   ARTICLE II

             CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

     The name of the Surviving Corporation shall be "Carreker-Antinori, Inc." The Certificate of Incorporation of the Surviving Corporation as in effect on the date hereof shall be the Certificate of Incorporation of C-A Delaware (the "Delaware Charter") without change unless and until amended in accordance with Article VIII of this Agreement or otherwise amended in accordance with applicable law.

                                  ARTICLE III

                      BYLAWS OF THE SURVIVING CORPORATION

     The Bylaws of the Surviving Corporation as in effect on the date hereof shall be the Bylaws of C-A Delaware (the "Delaware Bylaws") without change unless and until amended in accordance with applicable law.

                                   ARTICLE IV

             EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

     4.1 On the Effective Date, (i) each outstanding share of Class A voting Common Stock of C-A Texas, no par value (the "Class A Common Stock"), shall be converted into 7.7 shares of C-A Delaware common stock, par value $.01 per share (the "Delaware Common Stock"), rounded to the nearest whole share; (ii) each outstanding share of Class B non-voting Common Stock of C-A Texas, no par value (the "Class B Common Stock"), shall be converted into 7.7 shares of the Delaware Common Stock, rounded to the nearest whole share (the Class A Common Stock and the Class B Common Stock, collectively referred to hereinafter as the "Texas Common Stock"), other than the shares, if any, for which appraisal rights shall be perfected under Articles 5.12 and 5.13 of the TBCA, (iii) each outstanding share of the Texas Common Stock held by C-A Texas shall be retired and cancelled; and (iv) each outstanding share of the Delaware Common Stock held by C-A Texas shall be retired and cancelled.

     4.2 All options and rights to acquire any Texas Common Stock under employee benefit plans and other options plans and under all other outstanding options, warrants or rights outstanding on the Effective Date will automatically be converted into options and rights to purchase shares of Delaware Common Stock on the basis of 7.7 shares of Delaware Common Stock for each share of Texas Common Stock, rounded to the nearest whole share.

     4.3 After the Effective Date, certificates representing shares of the Texas Common Stock will represent shares of Delaware Common Stock and upon surrender of the same to the transfer agent for C-A Delaware, the holder thereof shall be entitled to receive in exchange

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therefor a certificate or certificates representing the number of shares of
Delaware Common Stock into which such shares of Texas Common Stock shall have been converted pursuant to Article 4.1 of this Agreement.

                                   ARTICLE V

                        CORPORATE EXISTENCE, POWERS AND
                      LIABILITIES OF SURVIVING CORPORATION

     5.1 On the Effective Date, the separate existence of C-A Texas shall cease. C-A Texas shall be merged with and into C-A Delaware, the Surviving Corporation, in accordance with the provisions of this Agreement.
Thereafter, C-A Delaware shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; all singular rights, privileges, powers and franchises of C-A Texas and C-A Delaware, and all property, real, personal and mixed and all debts due to each of them on whatever account, shall be vested in C-A Delaware; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of C-A Delaware, the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise, vested in C-A Texas and C-A Delaware, or either of them, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon the property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of C-A Texas, shall thenceforth attach to C-A Delaware, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     5.2 C-A Texas agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of C-A Texas and otherwise to carry out the intent and purposes of this Agreement.

                                   ARTICLE VI

                OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

     6.1 Upon the Effective Date, the officers of C-A Texas shall become the officers of C-A Delaware, and such persons shall hold office in accordance with the Delaware Bylaws until their respective successors shall have been appointed or elected. Upon the Effective Date, the directors of C-A Delaware shall remain the directors of the Surviving Corporation, such persons to hold office in accordance with the Delaware Charter and Delaware Bylaws and until their successors shall have been duly elected and qualified.

                                      -3-
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     6.2    If upon the Effective Date, a vacancy shall exist in the Board of
Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by the Delaware Bylaws.

                                  ARTICLE VII

                               DISSENTING SHARES

     Holders of shares of Texas Common Stock who have complied with all requirements for perfecting their rights of appraisal set forth in Articles
5.12 and 5.13 of the TBCA shall be entitled to their rights under Texas law.

                                  ARTICLE VIII

                   APPROVAL BY SHAREHOLDERS, EFFECTIVE DATE,
                  CONDUCT OF BUSINESS PRIOR TO EFFECTIVE DATE

     8.1 Soon after the approval of this Agreement by the requisite number of shareholders of C-A Texas, the respective Boards of Directors of C-A Texas and C-A Delaware will cause their duly authorized officers to make and execute Articles of Merger and a Certificate of Ownership and Merger or other applicable certificates or documentation effecting this Agreement and shall cause the same to be filed with the Secretaries of State of Texas and Delaware, respectively, in accordance with the TBCA and the DGCL, the Effective Date shall be the date on which the Merger becomes effective under the TBCA or the date on which the Merger becomes effective under the DGCL, whichever occurs later.

     8.2 The Boards of Directors of C-A Texas and C-A Delaware may amend this Agreement and the Delaware Charter at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of C-A Texas may not (i) change the type of shares or the number of shares to be received in exchange for or on conversion of the shares of the Texas Common Stock, (ii) alter or change any term of the Delaware Charter, or (iii) change any term of the terms and conditions of this Agreement if such change would adversely affect the holders of the Texas Common Stock.

                                   ARTICLE IX

                             TERMINATION OF MERGER

     This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Boards of Directors of C-A Texas and C-A Delaware.

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                                   ARTICLE X

                                 MISCELLANEOUS

     In order to facilitate the filing and recording of the Agreement, this Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Chief Executive Officers and Secretaries, all as of the day and year first above written.

                                   CARREKER-ANTINORI, INC.,
                                   a Texas corporation



                                   By: /s/ John D. Carreker, Jr.
                                      ----------------------------------------
                                        Chairman of the Board and
                                        Chief Executive Officer


ATTEST:

/s/ Maurice E. Purnell, Jr.
-----------------------------
Secretary


                                   CARREKER-ANTINORI, INC.,
                                   a Delaware corporation



                                   By: /s/ John D. Carreker, Jr.
                                      ----------------------------------------
                                        Chairman of the Board and
                                        Chief Executive Officer


ATTEST:

/s/ Maurice E. Purnell, Jr.
-----------------------------
Secretary


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